Rule 424B3
                                                             File No. 333-11687

                     SUPPLEMENT NO. NINE DATED MAY 28, 1998
                     TO PROSPECTUS DATED SEPTEMBER 30, 1996
                                  INACOM CORP.
            6% Convertible Subordinated Debentures due June 15, 2006

     All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Prospectus dated September 30, 1996, forming a part of the Registration Statement on Form S-3, File No. 333-11687. Any cross references in this Supplement refer to portions of the Prospectus.

     The information concerning the Selling Holders listed under "Selling Holders" in the Prospectus may change from time to time and will be set forth in supplements, such as this Prospectus Supplement.

     The purpose of this Supplement is to add additional Selling Holders as of May 28, 1998. The following table sets forth the name of each additional Selling Holder and (i) the amount of Debentures owned by each additional Selling Holder as of May 28, 1998 and (ii) the number of shares of Common Stock which may be offered for the account of such Selling Holder under the Prospectus.

                                          Aggregate Principal                    Number of Shares
                                          Amount of Debentures                   of Common Stock
                                            That May Be Sold                     That May Be Sold*

Noddings Convertible                          $300,000                                12,500
Hedge L.P.


*Assumes a conversion price of $24.00 per share.

     The Company may from time to time, in accordance with the Registration Rights Agreement, include additional Selling Holders in future supplements to the Prospectus.